Exhibit 1 to Form 8-K



May 30, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 30, 2002, of AquaPro Corporation and are in agreement with the statements contained in the three paragraphs on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                              /s/ Ernst & Young LLP